                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [ ]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 VF Corporation
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                             [VF CORPORATION LOGO]

                                 VF CORPORATION

                                                                  March 23, 2000

Dear Shareholder:

     The Annual Meeting of Shareholders of VF Corporation will be held on Tuesday, April 25, 2000, at the Grandover Resort & Conference Center, Carlisle Ballroom, One Thousand Club Road, Greensboro, North Carolina, commencing at 10:30 a.m. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

     At the meeting, shareholders will be asked to (i) elect four directors, and
(ii) consider such other matters as may properly come before the meeting.

     Your Board of Directors recommends a vote FOR the election of the persons nominated to serve as directors. Regardless of the number of shares you own or whether you plan to attend, it is important that your shares be represented and voted at the meeting.

     This year, to make it more convenient for shareholders to vote, you may vote your shares via the Internet or via a toll-free telephone number as explained on page 1 of the attached proxy statement. Also, as in years past, shareholders may vote in person at the Annual Meeting or by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided.

     Your interest and participation in the affairs of VF are most appreciated.

                                          Sincerely,

                                          /s/ Mackey J. McDonald
                                          Mackey J. McDonald
                                          Chairman, President and
                                          Chief Executive Officer

                             [VF CORPORATION LOGO]

                                 VF CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held April 25, 2000

                                                                  March 23, 2000

To the Shareholders of VF CORPORATION:

     The Annual Meeting of Shareholders of VF Corporation will be held at the Grandover Resort & Conference Center, Carlisle Ballroom, One Thousand Club Road, Greensboro, North Carolina, on Tuesday, April 25, 2000, at 10:30 a.m., for the following purposes:

     (1) to elect four directors to hold office until the 2003 Annual Meeting of Shareholders; and

     (2) to transact such other business as may properly come before the meeting and at any adjournments thereof.

     A copy of VF's Annual Report for 1999 is enclosed for your information.

     Only shareholders of record as of the close of business on March 7, 2000 are entitled to notice of and to vote at the meeting.

                                             By Order of the Board of Directors

                                                  Candace S. Cummings
                                             Vice President-Administration,
                                             General Counsel and Secretary

                             YOUR VOTE IS IMPORTANT

              YOU ARE URGED TO VOTE YOUR SHARES VIA THE INTERNET,
            OUR TOLL-FREE TELEPHONE NUMBER OR BY SIGNING, DATING AND PROMPTLY RETURNING YOUR PROXY IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT

         FOR THE 2000 ANNUAL MEETING OF SHAREHOLDERS OF VF CORPORATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of VF Corporation to be voted at the Annual Meeting of Shareholders of the Corporation on April 25, 2000 and at any adjournment or adjournments of the meeting (the "Meeting") for the purposes described in the foregoing notice of the Meeting. Proxies validly delivered by shareholders (by Internet, telephone or mail as described below) and received by VF prior to the Meeting will be voted in accordance with the instructions contained therein. If no instructions are given, a proxy will be voted for the election of the four nominees proposed for election as directors.

     The securities entitled to vote at the Meeting consist of shares of VF Common Stock and Series B ESOP Convertible Preferred Stock ("Series B Stock"). At the close of business on March 7, 2000, there were 116,783,939 outstanding shares consisting of 115,114,495 shares of Common Stock and 1,669,444 shares of Series B Stock. Each share of Common Stock is entitled to one vote and each share of Series B Stock is entitled to two votes. Only holders of record at the close of business on March 7, 2000 will be entitled to notice of and to vote at the Meeting. Shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast must be present at the Meeting in person or by proxy to constitute a quorum for the transaction of business. A plurality of the votes cast at the Meeting is required for the election of directors. Withheld votes, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors. For this purpose, shares of Common Stock and shares of Series B Stock will vote together as a single class. Shareholders of record may vote in person at the Annual Meeting or by proxy.

     There are three ways to vote by proxy:

          1) BY INTERNET: Visit the web site http://www.eproxyvote.com/vfc. To vote your shares, you must use the control number printed on your proxy/voting instruction card. The web site is available 24 hours a day, 7 days a week, and will be accessible UNTIL 11:59 p.m., Eastern Daylight Time, on April 24, 2000;

          2) BY TELEPHONE: Call toll-free 1-877-PRXVOTE (1-877-779-8683). To vote your shares, you must use the control number printed on your proxy/voting instruction card. Telephone voting is accessible 24 hours a day, 7 days a week, UNTIL 11:59 p.m., Eastern Daylight Time, on April 24, 2000; or

          3) BY MAIL: Mark your proxy/voting instruction card, date and sign it, and return it in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy/voting instruction card to VF Corporation, c/o First Chicago Trust Company, a division of EquiServe, P.O. Box 8923, Edison, New Jersey 08818-8923.

              IF YOU VOTE YOUR PROXY BY INTERNET OR TELEPHONE, YOU NEED NOT RETURN YOUR PROXY/VOTING INSTRUCTION CARD.

     A copy of VF's Annual Report for the fiscal year ended January 1, 2000 accompanies this proxy statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material.

     VF's mailing address is P.O. Box 21488, Greensboro, North Carolina 27420. This proxy statement and the form of proxy/voting instruction card were first mailed or given to security holders on approximately March 23, 2000.

                             ELECTION OF DIRECTORS

     VF's Board of Directors has nominated the four persons named below to serve as directors until the 2003 Annual Meeting. In accordance with VF's tenure policy, L. Dudley Walker will not be standing for reelection. VF acknowledges the outstanding service rendered by Mr. Walker since his election as a director in 1984.

     The persons named in the accompanying form of proxy/voting instruction card intend to vote such proxy for the election as directors of the following nominees. If any nominee is unable to serve or will not serve as a director, the proxies solicited hereby will be voted for such other person or persons as may be nominated by the Board of Directors. Vacancies in the Board of Directors may be filled by the Board of Directors, and any director chosen to fill a vacancy would hold office until the next election of the class for which such director had been chosen. VF's historic practice has been to require that a majority of its Board consists of directors who have never served as employees of VF or its subsidiaries, currently nine of eleven directors. None of the nominees for election as directors at the 2000 Annual Meeting have ever served as employees of VF or its subsidiaries.

------------------------------------------------------------------------------------------
                                                                            YEAR IN WHICH
                                                                             SERVICE AS A
NAME                                  PRINCIPAL OCCUPATION                  DIRECTOR BEGAN
------------------------------------------------------------------------------------------
To Serve Until the
2003 Annual Meeting
 Erskine B. Bowles, 54..............  General Partner,
                                      Forstmann Little & Co.
                                      and Managing Director,
                                      Carousel Capital Company, LLC.......            1999
 Robert J. Hurst, 54................  Vice Chairman,
                                      The Goldman Sachs Group, Inc. ......            1994
 W. Alan McCollough, 50.............  President and Chief Operating
                                      Officer,
                                      Circuit City Stores, Inc. ..........              --
 M. Rust Sharp, 59..................  Of Counsel to Heckscher, Teillon,
                                      Terrill & Sager (Attorneys).........            1984
------------------------------------------------------------------------------------------

     Mr. Bowles is a general partner of Forstmann Little & Co., a New York private equity firm, and a managing director of Carousel Capital Company, LLC, a North Carolina merchant bank. From November 1996 to November 1998, Mr. Bowles served as White House Chief of Staff to the President of the United States. Mr. Bowles was Assistant to the President and Deputy Chief of Staff from October 1994 through December 1995. Before serving in the White House, Mr. Bowles was Administrator of the U.S. Small Business Administration. Prior to his government service, he served as Chairman and CEO of Bowles Hollowell

Conner & Co., an investment banking firm he founded in 1975. Mr. Bowles is a director of First Union Corporation and McLeodUSA Incorporated, a telecommunications company. He is a member of the Audit Committee.

     Mr. Hurst is Vice Chairman and member of the Board of Directors and Management Committee of The Goldman Sachs Group, Inc., an international investment banking and securities firm. VF maintains investment banking relations with Goldman Sachs. Mr. Hurst also serves as a director of IDBH Corporation, a multi-industry corporation based in Israel. He is a member of the Finance and Nominating Committees of the Board of Directors.

     Mr. McCollough has been President and Chief Operating Officer of Circuit City Stores, Inc. since 1997 and has been named President and Chief Executive Officer effective June 2000. From 1995 to 1997, he served as Senior Vice President of Merchandising for Circuit City. He is a member of the Board of Directors of Circuit City Stores, Inc.

     Mr. Sharp has been Of Counsel to Heckscher, Teillon, Terrill & Sager, a law firm located in West Conshohocken, Pennsylvania, since May 1999. He was Of Counsel to Pepper Hamilton LLP, a national law firm headquartered in Philadelphia, Pennsylvania, from December 1996 until May 1999. Pepper Hamilton provides legal services to VF. Mr. Sharp was previously a partner with the law firm of Clark, Ladner, Fortenbaugh & Young, a Philadelphia, Pennsylvania law firm. Mr. Sharp is a member of the Executive and Finance Committees of the Board of Directors. (Also see Security Ownership of Certain Beneficial Owners and Management.)

------------------------------------------------------------------------------------------
                                                                            YEAR IN WHICH
                                                                             SERVICE AS A
NAME                                  PRINCIPAL OCCUPATION                  DIRECTOR BEGAN
------------------------------------------------------------------------------------------
Directors Whose Terms
Expire at the 2002
Annual Meeting
 Ursula F. Fairbairn, 57............  Executive Vice President -- Human
                                      Resources & Quality,
                                      American Express Company............            1994
 Barbara S. Feigin, 62..............  Consultant..........................            1987
 Mackey J. McDonald, 53.............  Chairman of the Board, President,
                                      and Chief Executive Officer
                                      of VF...............................            1993
------------------------------------------------------------------------------------------

     Mrs. Fairbairn joined American Express, a financial services company, as Executive Vice President -- Human Resources & Quality in December 1996. From 1990 until joining American Express, she served as Senior Vice President of Human Resources of Union Pacific Corporation. Mrs. Fairbairn also serves as a director of Air Products and Chemicals, Inc. She is a member of the Executive, Organization and Compensation, and Pension Advisory Committees of the Board of Directors. (Also see Security Ownership of Certain Beneficial Owners and Management.)

     Mrs. Feigin is a Consultant specializing in strategic marketing and branding. She served as Executive Vice President and Worldwide Director of Strategic Services of Grey Advertising Inc. from 1983 until her retirement in 1999. Mrs. Feigin also serves as a director of Circuit

City Stores, Inc. and VitaminShoppe.com. She is a member of the Audit, Nominating, and Organization and Compensation Committees of the Board of Directors.

     Mr. McDonald joined VF's Lee subsidiary in 1983. He served in various managerial positions with VF's subsidiaries until 1991 when he was named a VF Group Vice President. In 1993, Mr. McDonald was elected President and a director of VF. In 1996, Mr. McDonald also assumed the position of Chief Executive Officer. He was elected Chairman of the Board of Directors in 1998. He is a director of First Union Corporation and Hershey Foods Corporation. Mr. McDonald is Chairman of the Executive Committee and serves as an ex officio member of all other committees of the Board, except the Audit, Nominating, and Organization and Compensation Committees.

------------------------------------------------------------------------------------------
                                                                            YEAR IN WHICH
                                                                             SERVICE AS A
NAME                                  PRINCIPAL OCCUPATION                  DIRECTOR BEGAN
------------------------------------------------------------------------------------------
Directors Whose Terms
Expire at the 2001
Annual Meeting
 Robert D. Buzzell, 66..............  Distinguished Visiting Professor,
                                      Georgetown University,
                                      and Professor Emeritus,
                                      Harvard Business School.............            1983
 Edward E. Crutchfield, 58..........  Chairman and Chief Executive
                                      Officer, First Union Corporation....            1992
 George Fellows, 57.................  Former President and Chief Executive
                                      Officer, Revlon, Inc. ..............            1997
 Daniel R. Hesse, 46................  President and Chief Executive
                                      Officer,
                                      TeraBeam Corporation................            1999
------------------------------------------------------------------------------------------

     Dr. Buzzell has served as Distinguished Visiting Professor at Georgetown University since 1998 and Professor Emeritus of Harvard Business School since 1993. Dr. Buzzell served as a Distinguished Professor at the School of Business Administration of George Mason University from 1993 to 1998. He served on the faculty of the Harvard Graduate School of Business Administration from 1961 to 1993. Dr. Buzzell also serves as a director of Harleysville Group, Inc. He is a member of the Finance, Organization and Compensation and Pension Advisory Committees of the Board of Directors.

     Mr. Crutchfield is the Chairman and Chief Executive Officer of First Union Corporation, a banking and financial services company, a position that he has held since 1985. VF maintains banking relationships with First Union. Mr. Crutchfield serves as a director of First Union Corporation, The Liberty Corporation and Bernhardt Industries, Inc. He is a member of the Executive and Finance Committees of the Board of Directors.

     Mr. Fellows is the former President and Chief Executive Officer of Revlon, Inc. and of Revlon Consumer Products Corporation, positions he held from 1997 through 1999. He was President and Chief Operating Officer of Revlon, Inc. and Revlon Consumer Products Corporation from 1995 until 1997. He is a member of the Audit, Nominating, and Organization and Compensation Committees of the Board of Directors.

     Mr. Hesse is the President and Chief Executive Officer of TeraBeam Corporation, a telecommunications company. From May 1997 until March 2000, Mr. Hesse was President and Chief Executive Officer of AT&T Wireless Services. He also served as an Executive Vice President of AT&T. Prior to this appointment in May 1997, Mr. Hesse was Vice President and General Manager of the AT&T Online Services Group. From 1991 to 1995, Mr. Hesse was President and Chief Executive Officer of AT&T Network Systems International.

DIRECTORS' COMPENSATION

     Each director other than Mr. McDonald receives an annual stipend of $28,000, payable in equal monthly installments, plus a fee of $1,200 for each Board meeting attended. Each such director who serves on a committee is paid $1,000 for each meeting attended that is held on a day when a meeting of the Board is not convened and $500 for each meeting attended that is held on a day when a meeting of the Board is convened. Each such director serving as a chairman of a committee receives an additional stipend of $200 for each committee meeting attended that is held on a day when a meeting of the Board is not convened and $100 for each committee meeting attended held on a day when a meeting of the Board is convened. Each such director is also paid $1,000 per day for special assignments in connection with Board or Committee activity as designated by the Chairman of the Board. Travel and lodging expenses are reimbursed. Mr. McDonald, the only director who is also an employee of VF, does not receive any compensation in addition to his regular salary for attendance at meetings of the Board or any of its committees. Each director may elect to defer all or part of his or her stipend and fees into equivalent units of VF Common Stock under the VF Deferred Savings Plan for Non-Employee Directors. All Common Stock equivalent units receive dividend equivalents. Deferred sums, including Common Stock equivalent units, are payable in cash to the participant upon termination of service or such later date specified in advance by the participant. Six directors elected to defer compensation in 1999.

     Under the VF Stock Compensation Plan, each director is eligible to receive grants of non-qualified stock options to purchase shares of Common Stock and restricted awards (restricted stock or restricted stock units). Currently, stock options are granted to non-employee directors at a rate of 4,800 per year. Such options have an exercise price equal to fair market value at the date of grant, have a stated term of 10 years and become exercisable one year after the date of grant. Options are exercisable only so long as the optionee remains a director of VF except that, subject to earlier expiration of the option term, options remain exercisable for 36 months after the director's disability or retirement or 12 months after the director's death.

     Each director is eligible to participate in VF's matching gift program for institutions of higher learning and National Public Television and Radio up to an aggregate of $10,000 per year.

     VF has never provided pension, medical or life insurance benefits to its non-employee directors.

                         BOARD MEETINGS AND COMMITTEES

     During 1999, there were eight meetings of the Board of Directors. All members of the Board attended at least 75% of the total number of meetings of the Board and all committees on which they served.

     The Board has Audit, Executive, Finance, Nominating, Organization and Compensation, and Pension Advisory Committees. The following committees of the Board have primary responsibility for audit, nomination or compensation matters and consist solely of non-employee directors.

     AUDIT COMMITTEE: This committee's primary responsibility is to review accounting procedures and methods employed in connection with audit programs and related management policies. Its duties include (1) selecting and recommending to the Board of Directors the independent auditors for VF, (2) reviewing the scope of the audit to be conducted by the independent auditors, (3) meeting with the independent auditors concerning the results of their audit and (4) overseeing the scope and adequacy of VF's system of internal accounting controls. The Audit Committee is the principal liaison between the Board of Directors and the independent auditors for VF. The members of the committee are Messrs. Fellows (Chairman), Bowles and Mrs. Feigin. The committee held two meetings during 1999.

     NOMINATING COMMITTEE: The responsibilities of this committee include the screening of potential candidates for director and the recommendation of candidates to the Board of Directors. VF's By-Laws provide that a shareholder may nominate a person for election as a director if written notice of the shareholder's intent to nominate a person for election as a director is received by the Secretary of VF (1) in the case of an Annual Meeting, not less than 150 days prior to the date of the Annual Meeting or (2) in the case of a special meeting at which directors are to be elected, not later than seven days following the day on which notice of the meeting was first mailed to shareholders. The notice must contain specified information about the shareholder and the nominee, including such information as would be required to be included in a proxy statement pursuant to the rules and regulations established by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The committee will consider suggestions from VF shareholders, which should be submitted to the Secretary of VF. The committee may refuse to take action on such recommendation, in which case the shareholder proposing the nominee would have to follow the formal procedures set forth in the By-Laws. The members of the committee are Mrs. Feigin (Chairman), and Messrs. Fellows and Hurst. The committee held seven meetings during 1999.

     ORGANIZATION AND COMPENSATION COMMITTEE: It is the responsibility of this committee to make a continuing review of VF's compensation and benefit programs, to consider its organizational structure, including management development and succession, and to make recommendations to the Board regarding such programs and structure. This committee also has responsibility for (1) reviewing and recommending to the Board salary and incentive compensation for VF's Chief Executive Officer and other executive officers and (2) reviewing and recommending to the Board incentive compensation programs and setting performance goals. The members of the committee are Mrs. Fairbairn (Chairman), Messrs. Buzzell and Fellows and Mrs. Feigin. The committee held two meetings during 1999.

                 ORGANIZATION AND COMPENSATION COMMITTEE REPORT

PRINCIPLES OF EXECUTIVE COMPENSATION PROGRAM

     The goal of VF's Executive Compensation Program (the "Program") is to attract, retain and motivate VF's management team to produce above average returns for shareholders.

     The Program incorporates three compensation objectives. First, the Program seeks to offer total compensation at levels that are competitive with other large U.S.-based companies with which VF may compete for executive talent. Second, the Program aims to provide annual incentives to executives based on corporate and individual performance and to reward superior performance with superior levels of compensation. Third, the Program seeks to encourage maximization of long-term total shareholder return by providing executives with incentives tied to stock value which align similar interests among the shareholders and executives. VF balances each of the Program's objectives by establishing target compensation levels for executive pay that are achieved through a combination of base salary, annual incentive pay and long-term incentives consisting of performance-contingent Common Stock units and stock options.

     It is the philosophy of VF that a significant portion of each executive's total compensation should be at-risk based on the financial performance of VF. The at-risk components of total compensation are progressively greater for higher level positions. For 1999, the at-risk components of the targeted cash compensation and performance-contingent Common Stock unit packages for executive officers named in this proxy statement ranged from 60% to 70%.

COMPETITIVE COMPENSATION TARGETS

     Total compensation targets, consisting of base salary, annual incentive awards and long-term incentive awards, are set annually for all management positions. The Towers Perrin executive compensation database, which includes executive compensation data for over 500 large U.S. based companies, fairly represents this group ("VF's Peer Group"). Information provided by VF's independent compensation consultant regarding VF's Peer Group as well as companies within the S&P Textile (Apparel Manufacturers) Index were utilized by the Organization and Compensation Committee (the "Committee") to establish compensation targets for 1999.

     In general, commensurate with each position's responsibility and impact on results, total compensation for each VF executive officer is targeted to be at the 75th percentile of compensation paid to executives in comparable positions within VF's Peer Group based on targeted performance goals established by the Committee.

     Base Salary: Base salaries are set annually by the Committee based on guidance provided by VF's independent compensation consultants.

     Annual Incentives: Under the VF Executive Incentive Compensation Plan ("EIC Plan"), a performance goal based on VF's basic earnings per share, excluding the effects of extraordinary and non-recurring items, is set each year by the Committee. The Committee establishes a fixed percentage of the mid-point of each executive's salary grade as the executive's targeted annual incentive opportunity under the EIC Plan. Depending upon the level of achievement of the performance goal, annual cash awards may range from 0% to 150% of the targeted incentive opportunity for each EIC Plan participant. The maximum individual award in any year is $1,500,000. The Committee may exercise discretion to reduce awards generally or for any individual participant.

     Long-term Incentives: Long-term incentives consist of performance-contingent Common Stock units and stock options.

     In 1999, the Committee initiated a Mid-Term Incentive Plan (drawn from the VF Stock Compensation Plan) under which performance-contingent Common Stock units are awarded. Performance-contingent Common Stock units are earned if VF's average total shareholder return (Common Stock price change plus dividend yield) for a three-year performance period compares favorably to that of a performance peer group, or alternatively, if a specified increase in earnings per share is achieved in the last year of the performance period. For the three-year performance period ended December 31, 1999, the performance peer group consisted of 22 companies significantly engaged in the apparel industry. Depending on the level of achievement of the performance goal, each participant may earn from 0% to 200% of the number of performance-contingent Common Stock units, plus dividend equivalents, targeted by the Committee. Awards are paid in shares of VF Common Stock. At the election of a participant, receipt of awards may be deferred until retirement or until dates specified by the participant.

     Stock options are typically granted annually under the VF Stock Compensation Plan. Non-qualified stock options have a stated term of 10 years and become exercisable not less than one year after the date of grant. Options are exercisable only so long as the option holder remains an employee of VF or its subsidiaries, except that, subject to earlier expiration of the option term, and to the specific terms and definitions contained in the Stock Compensation Plan, options generally remain exercisable for 36 months after death or retirement under the VF Pension Plan and 12 months after termination of employment due to disability.

     The size of individual grants of performance-contingent Common Stock units and options generally increase with the level of responsibility of the executive officer. The grants to each executive officer named in this proxy statement also depend upon the Committee's assessment of the individual's performance. The Committee does not assign specific weighting to these factors.

SUMMARY OF ACTIONS TAKEN BY THE ORGANIZATION AND COMPENSATION COMMITTEE

1999 BASE SALARY INCREASES
     At its February 1999 meeting, the Committee approved salary increases to be effective as of January 1, 1999. The base salary increase for each executive officer was based on the Committee's assessment of the individual's performance and the individual's salary within his or her salary grade as well as salary practices of comparable companies and VF's overall merit increase budget for 1999 of approximately 4% of total compensation.

ANNUAL INCENTIVE AWARDS
     At its February 1999 meeting, the Committee fixed the EIC Plan performance target and the targeted annual incentive awards for each participating executive. The dollar amount of each targeted award was based upon a percentage of the mid-point of the salary range for the executive's position. At its February 2000 meeting, the Committee granted EIC Plan awards to the named executive officers based on the achievement of 90% of the EIC performance target for 1999 resulting in a potential pay-out of approximately 60% of the targeted awards and a review and assessment by the Committee of the performance of the named executive officers. In setting the EIC Plan awards, the Committee gave primary weight to the level of achievement of the performance target.

LONG-TERM INCENTIVE AWARDS
     At its February 1999 meeting, the Committee awarded performance-contingent Common Stock units under the Mid-Term Incentive Plan to be earned only if non-discretionary targeted performance levels set by the Plan were met for the specified performance periods. The targeted award for each participant was based on the level of responsibility of the participant. At its February 2000 meeting, the Committee determined the number of shares of Common Stock that each participant had earned based on VF's average annual total shareholder return being in the 66th percentile of the performance peer group for the three-year performance period ended December 31, 1999, resulting in a pay-out of 132% of the targeted award for each participant. For the three-year performance period ended December 31, 1999, there were 30 participants in the Mid-Term Incentive Plan.

     At its February 1999 meeting, the Committee reviewed VF's philosophy with respect to stock option grants. In order to instill an entrepreneurial spirit among its employees, it is VF's practice to grant options to a significant number of management-level employees. In 1999, stock options were granted to 576 management-level employees. The stock options awarded to the executive officers named in this proxy statement were based on the Committee's assessment of the individual's total compensation from a competitive perspective within the guidelines established by VF, and the executive's performance.

RESTRICTED STOCK AWARDS
     At its February 1999 meeting, the Compensation Committee fixed the 1999 performance objectives under the Stock Compensation Plan for grants of restricted stock to Messrs. McDonald, Schamberger and MacFarlan. These restricted stock awards are intended to be a long-term retention incentive and are not a component of targeted total compensation.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER
     The Chief Executive Officer's base salary, annual incentive awards, long-term incentive awards and restricted stock awards follow the policies described above.

     Mr. McDonald's salary increase for 1999 was 4% and he was granted a stock option for 150,000 shares of VF Common Stock. Mr. McDonald's salary increase and stock option grant were based on salary data provided by VF's independent compensation consultants, together with the projection of total targeted compensation within the guidelines described above.

     Mr. McDonald's incentive compensation and Mid-Term Incentive Plan awards for 1999 were based primarily upon the financial performance of VF under Mr. McDonald's leadership.

     VF achieved record sales of $5,552 million, compared with $5,479 million in 1998. Net income was $366.2 million or $3.04 per share versus $3.17 per share in 1998.

     The Compensation Committee concluded that, while VF did not fully achieve all of its financial goals for 1999, under Mr. McDonald's leadership VF's sales reached an all-time high, margins were at healthy levels and VF continued to maintain its strong financial position. Four Workwear acquisitions were completed, laying the foundation for future growth in that segment of VF's business. VF continued to make significant progress in its common systems initiative, which is expected to bring state-of-the-art technology to all VF divisions and greatly enhance VF's product development, inventory management and manufacturing capabilities. VF also successfully navigated through several difficult operational and marketing issues.

     The Compensation Committee awarded Mr. McDonald $555,000 under the EIC Plan and 6,667 shares of Common Stock under the Mid-term Incentive Plan, based on the level of achievement of the Plans' performance targets.

     Mr. McDonald did not receive an award of restricted Common Stock pursuant to the Stock Compensation Plan because the 1999 performance objective was not achieved.

TAX DEDUCTIBILITY CONSIDERATIONS
     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of compensation in excess of $1 million paid to the executive officers named in this proxy statement, unless certain requirements are met. Stock options and certain performance-based awards under the Stock Compensation Plan are designed to meet these requirements as are annual bonuses under VF's EIC Plan. It is the present intention of the Compensation Committee to preserve the deductibility of compensation under Section 162(m) to the extent the Committee believes that to do so is consistent with the best interests of shareholders. Tax deductibility is only one consideration in determining the type and amount of compensation. The Board of Directors maintains discretion to grant awards based on the Board's assessment of individual performance and other factors deemed relevant. Such discretionary awards may not meet the requirements of Section 162(m). In granting any such awards, the Board will nevertheless take into consideration any potential loss of deductibility.

                         Ursula F. Fairbairn, Chairman
                Robert D. Buzzell                 George Fellows
                               Barbara S. Feigin

                             EXECUTIVE COMPENSATION

     The following table sets forth a summary of the compensation paid or accrued for the years 1997 through 1999 by VF to or for the benefit of the named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                           ANNUAL COMPENSATION            COMPENSATION AWARDS
  -----------------------------------------------------------------------------------------------------------------
                                                                    RESTRICTED     STOCK
                                                                       STOCK      OPTIONS/    LTIP      ALL OTHER
             NAME AND                                               AWARD(S)(1)   SARS(2)    PAYOUTS     COMPEN-
        PRINCIPAL POSITION         YEAR   SALARY($)    BONUS($)         ($)         (#)        ($)     SATION($)(3)
  -----------------------------------------------------------------------------------------------------------------
  M.J. McDonald                    1999    800,000      555,000       --(4)       150,000    200,000       10,000
  Chairman, President and          1998    760,000     1,536,700      432,000     150,000      --          87,000
  Chief Executive Officer          1997    728,000     1,536,700      433,125       --         --          10,000
  -----------------------------------------------------------------------------------------------------------------
  J.P. Schamberger                 1999    455,000      220,000       --(4)        44,000    79,000        10,000
  Vice President and Chairman -    1998    436,000      633,000       172,800      44,000      --         342,000
  North & South America            1997    416,000      610,000       173,250       --         --          10,000
  Jeanswear & Workwear Coalitions
  -----------------------------------------------------------------------------------------------------------------
  D.G. MacFarlan                   1999    455,000      220,000       --(4)        44,000    79,000        36,000
  Vice President and Chairman -    1998    410,000      633,000       172,800      40,000      --         127,000
  Knitwear, Playwear & Intimate    1997    375,000      550,000      173,250        --         --          10,000
  Apparel Coalitions
  -----------------------------------------------------------------------------------------------------------------
  T.A. Lambeth(5)                  1999    360,000      170,000        --          34,000    66,000        10,000
  Vice President - Global          1998    354,000      376,000        --          30,000      --          10,000
  Processes                        1997    340,000      466,000        --           --         --         127,500
  -----------------------------------------------------------------------------------------------------------------
  T.L. Lay(6)                      1999    375,000      180,000        --          26,000    66,000        10,000
  Vice President and Chairman -    1998      --           --           --           --         --          --
  International Coalition          1997      --           --           --           --         --          --
  -----------------------------------------------------------------------------------------------------------------

(1) The target number and aggregate value of performance-contingent Common Stock units earnable by the named executive officers at December 31, 1999 were as follows: Mr. McDonald -- 9,860, $295,800; Mr. Schamberger -- 3,916, $117,480; Mr. MacFarlan -- 3,916, $117,480; Mr. Lambeth -- 3,242, $97,260;
    Mr. Lay -- 3,242, $97,260.

(2) In 1997, the Organization and Compensation Committee changed the schedule for granting options from December to February so that the Committee could consider all elements of executive compensation at the same meeting. Accordingly, no stock options were granted in fiscal 1997.

(3) The amount in this column for 1999 represents the $10,000 matching contribution of VF under the Executive Deferred Savings Plan and expenses associated with relocation as follows: Mr. MacFarlan -- $26,000.

(4) At fiscal year-end, Mr. McDonald held 42,389 shares of restricted stock, having an aggregate value of $1,271,670, and Messrs. Schamberger and MacFarlan each held 12,489 restricted shares, having an aggregate value of $374,670, based on the closing price of VF Common Stock on December 31, 1999.

(5) Mr. Lambeth was elected Vice President - Global Processes in March 1999. Previously, he was Vice President - European and Asian Operations.

(6) Mr. Lay was elected Vice President and Chairman - International Coalition in March 1999. He was previously President of the Lee Division of VF Jeanswear.

                           LONG-TERM INCENTIVE AWARDS

                                 STOCK OPTIONS

     This table sets forth for the executive officers named in this proxy statement information regarding the grant of stock options by VF in the 1999 fiscal year and their potential realizable values. No stock appreciation rights have been granted to employees other than limited stock appreciation rights which become exercisable only upon a Change in Control.

                                  OPTIONS GRANTED IN THE 1999 FISCAL YEAR
-------------------------------------------------------------------------------------------------------------------
                                                                                 POTENTIAL REALIZABLE VALUE AT
                                                                                    ASSUMED ANNUAL RATES OF
                                                                                 STOCK PRICE APPRECIATION FOR
                          INDIVIDUAL GRANTS(1)                                            OPTION TERM
-------------------------------------------------------------------------------------------------------------------
                         NO. OF       % OF TOTAL
                       SECURITIES      OPTIONS      EXERCISE
                       UNDERLYING     GRANTED TO    OR BASE
                         OPTIONS     EMPLOYEES IN    PRICE     EXPIRATION      5% (PRICE          10% (PRICE
NAME                   GRANTED(#)    FISCAL YEAR     ($/SH)       DATE         = $70.37)          = $112.05)
-------------------------------------------------------------------------------------------------------------------
 All shareholders         N/A          N/A           $43.20      N/A          $3.2 billion(2)    $8.2 billion(2)
-------------------------------------------------------------------------------------------------------------------
 M.J. McDonald           150,000         7.5%        $43.20      2/2009           $4,075,500        $10,327,500
 J.P. Schamberger         44,000         2.2%        $43.20      2/2009            1,195,500          3,029,400
 D.G. MacFarlan           44,000         2.2%        $43.20      2/2009            1,195,500          3,029,400
 T.A. Lambeth             34,000         1.7%        $43.20      2/2009              923,800          2,340,900
 T.L. Lay                 26,000         1.3%        $43.20      2/2009              706,400          1,790,100
-------------------------------------------------------------------------------------------------------------------

(1) All of the options were non-qualified stock options granted in February 1999, and generally became exercisable on the first anniversary of the date of grant. In the event of certain terminations of the optionee's employment, the option will expire on an accelerated basis, as follows: 36 months after retirement or death; 12 months after termination due to disability; at the end of the period severance payments are made (if any) in the case of involuntary termination; and at the time of any voluntary termination.

(2) The aggregate value of the approximately 119.7 million outstanding shares of Common Stock of VF on February 9, 1999, at the price of $43.20, was approximately $5.2 billion. If the Common Stock appreciates at a compound rate of 5% per year over ten years (the length of the option term), the aggregate value of all such shares would be approximately $8.4 billion, an increase of $3.2 billion for all shareholders. Similarly, if the Common Stock appreciates at a compound rate of 10% per year over ten years, the aggregate value of all such shares would be approximately $13.4 billion, an increase of $8.2 billion for all shareholders. This information is provided to indicate the total potential shareholder gain over the term of the options compared to the potential gain shown for the options.

     The following table sets forth for each of the named executive officers information regarding stock options exercised by such officers during the 1999 fiscal year, together with the number and value of stock options held at 1999 fiscal year end, each on an aggregate basis.

----------------------------------------------------------------------------------------------------
        AGGREGATED OPTION EXERCISES IN THE 1999 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE
----------------------------------------------------------------------------------------------------
                                                                                  VALUE OF
                                                            NUMBER OF            UNEXERCISED
                                                           UNEXERCISED          IN-THE-MONEY
                                                            OPTIONS AT           OPTIONS AT
                                                         FISCAL YEAR-END     FISCAL YEAR-END(1)
                                                        ------------------   -------------------
                           NUMBER OF                           (#)                   ($)
                        SHARES ACQUIRED      VALUE         EXERCISABLE/         EXERCISABLE/
         NAME           ON EXERCISE(#)    REALIZED($)     UNEXERCISABLE         UNEXERCISABLE
----------------------------------------------------------------------------------------------------
 M.J. McDonald              --                --         696,000/150,000        $1,839,400/--
 J.P. Schamberger           --                --         164,000/ 44,000          369,600/--
 D.G. MacFarlan             --                --         132,000/ 44,000          281,200/--
 T.A. Lambeth               38,000        $1,041,200     168,000/ 34,000          349,600/--
 T.L. Lay                   --                --         114,000/ 26,000          258,950/--
----------------------------------------------------------------------------------------------------

    (1) Market value of underlying shares at fiscal year-end based on the year-end market price of $30.00 per share, minus the exercise price.

                   PERFORMANCE-CONTINGENT COMMON STOCK UNITS

     This table gives information concerning the participation of the executive officers named in this proxy statement in the Mid-Term Incentive Plan, a subplan under the VF Stock Compensation Plan. Under this plan, the executives were awarded performance-contingent Common Stock units which gave them the opportunity to earn shares of VF Common Stock. Actual payout of these shares is determined by a non-discretionary formula that compares VF's average total shareholder return (change in Common Stock price plus reinvestment of dividends) over the performance period to that of a peer group of companies significantly engaged in the apparel industry. If VF's performance compares favorably to the performance of the peer group, a varying amount of shares up to the maximum may be awarded.

-------------------------------------------------------------------------------------------------
                                        ESTIMATED FUTURE PAYOUT UNDER
                                        NON-STOCK PRICE-BASED PLANS(1)
-------------------------------------------------------------------------------------------------
                                                                                  PERFORMANCE
              NAME                 THRESHOLD(2)(#)   TARGET(#)   MAXIMUM(#)        PERIOD(3)
-------------------------------------------------------------------------------------------------
 M.J. McDonald                          2,465          4,930       9,860          1997 - 1999
                                        2,465          4,930       9,860          1998 - 2000
                                        2,465          4,930       9,860          1999 - 2001
 J.P. Schamberger                         979          1,958       3,916          1997 - 1999
                                          979          1,958       3,916          1998 - 2000
                                          979          1,958       3,916          1999 - 2001
 D.G. MacFarlan                           979          1,958       3,916          1997 - 1999
                                          979          1,958       3,916          1998 - 2000
                                          979          1,958       3,916          1999 - 2001
 T.A. Lambeth                             810          1,621       3,242          1997 - 1999
                                          810          1,621       3,242          1998 - 2000
                                          810          1,621       3,242          1999 - 2001
 T.L. Lay                                 810          1,621       3,242          1997 - 1999
                                          810          1,621       3,242          1998 - 2000
                                          810          1,621       3,242          1999 - 2001
-------------------------------------------------------------------------------------------------

    (1) The actual number of shares, if any, that will be paid out at the end of the applicable period cannot be determined because the shares earned by the named executive officers will be based on VF's future performance compared to the future performance of the peer group.

    (2) If VF's performance is below the 40th percentile of the range relative to the performance peer group, then no shares will be earned unless VF's earnings per share in the last year of the performance period increase by a targeted percentage, in which event the "Threshold" number of shares may be earned. To the extent that VF's performance exceeds the 40th percentile of the performance range of the performance peer group, the minimum shares that will be earned is shown in the "Threshold" column. The "Target" number of shares shown will be earned if VF's performance equals the 50th percentile of the performance range of the peer group, and the "Maximum" number of shares shown will be earned if VF's performance equals the 90th percentile of the performance range of the peer group. Varying amounts between the threshold and target and between target and maximum may be earned for performance at levels between the 40th and 50th or between the 50th and 90th percentiles.

    (3) The Company initiated the Mid-Term Incentive Plan in 1999, with three overlapping three-year performance periods specified. Awards were entirely at risk based on performance during the portion of the performance period remaining after grant. Awards generally are intended to provide a reward and incentive for long-term performance, as measured by total shareholder return.

                              FUTURE REMUNERATION

PENSION PLAN
     VF maintains and contributes to the VF Corporation Pension Plan (the "Pension Plan"), a defined benefit plan which covers all of VF's domestic employees, including the named executive officers.

     The following table reflects estimated annual benefits which would be payable, without regard to any limitation imposed by the Internal Revenue Code or the Employee Retirement Income Security Act of 1974 ("ERISA"), under the Pension Plan upon retirement of individuals in the specified remuneration and years of service classifications. Benefits under the Pension Plan are determined based on average salary and bonus compensation from January 1, 1999, with no less than five years immediately preceding retirement included in the average.

-----------------------------------------------------------------------
  ASSUMED AVERAGE
ANNUAL COMPENSATION    ESTIMATED ANNUAL BENEFITS BASED ON SERVICE OF:
-----------------------------------------------------------------------
                      10 YEARS   15 YEARS   20 YEARS   25 YEARS OR MORE
-----------------------------------------------------------------------
$600,000.......       $106,000   $159,000   $212,000      $  265,000
800,000.......         142,000    213,000    284,000         355,000
1,100,000.....         196,000    294,000    392,000         490,000
1,250,000.....         223,000    334,000    446,000         557,000
1,500,000.....         268,000    402,000    536,000         670,000
2,000,000.....         358,000    537,000    716,000         895,000
2,250,000.....         403,000    605,000    806,000       1,007,000
2,500,000.....         448,000    672,000    896,000       1,120,000
2,750,000.....         493,000    739,000    986,000       1,232,000

--------------------------------------------------------------------------------

     Benefits which are not payable under the Pension Plan because of certain Code and/or ERISA limitations are provided pursuant to VF's Supplemental Executive Retirement Plan (see below). The amounts in the table have been computed on a straight life annuity basis and include entitlements from the Pension Plan and the Supplemental Executive Retirement Plan, as applicable.

     Each of the named executive officers has credited years of service under the Pension Plan as follows: Mr. McDonald -- 17 years; Mr. Schamberger -- 27 years; Mr. MacFarlan --

21 years; Mr. Lambeth -- 31 years; and Mr. Lay -- 29 years. The Pension Plan provides that if it is "Overfunded" upon the occurrence of a "Change in Control" of VF (as those terms are defined in the Pension Plan), certain Pension Plan assets in excess of those needed to meet expected benefit entitlements are to be used fully and irrevocably to vest each participant's accrued benefit and provide increases in accrued benefits for active participants, retired participants, surviving spouses and beneficiaries and terminated vested participants. The Pension Plan is considered "Overfunded" to the extent that the fair market value of Pension Plan assets exceeds Pension Plan liabilities (primarily the actuarial present value of Pension Plan benefit entitlements).

     Had there been a Change in Control as of the end of VF's 1999 fiscal year, the named executive officers would have estimated annual benefits vested (excluding any allocation of excess pension assets to participants) under the Pension Plan (without regard to Code and/or ERISA limitations) in approximately the following amounts: Mr. McDonald -- $474,000; Mr. Schamberger -- $225,000; Mr. MacFarlan -- $186,000; Mr. Lambeth -- $222,000; and Mr. Lay -- $179,000.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Supplemental Executive Retirement Plan (the "SERP") is an unfunded, non-qualified plan for eligible participants designed (i) to restore benefits lost under the Pension Plan due to (a) the maximum legal limit of pension benefits imposed under ERISA and the Code and (b) an election to defer compensation under VF's Deferred Compensation Plan and/or Executive Deferred Savings Plan and (ii) to supplement the Pension Plan benefits of those senior executives whose tenure may be relatively short by virtue of having joined VF in mid-career or who lost pension benefits with former employers as a result of an early separation from service.

     Eligibility to receive a supplemental benefit under the SERP is discretionary with the Board of Directors, and the form of benefit is to be determined on an individual basis by the Compensation Committee of the Board of Directors.

     At the end of VF's 1999 fiscal year, the Supplemental Annual Benefit Determinations approved by the Compensation Committee and the Board of Directors provided for benefits to the named executive officers as follows:

     (1) Mr. McDonald's combined retirement income from the Pension Plan and the SERP will be an amount equal to his Pension Plan benefit calculated (a) as if he had 25 credited years of service under the Pension Plan, (b) without regard to any limitation imposed by the Code or ERISA, (c) without regard to his participation in the Deferred Compensation Plan or the Executive Deferred Savings Plan and (d) on the basis of the average of the highest three years of his salary and bonus compensation during the five-year period immediately preceding retirement.

     (2) Each of Mr. Schamberger, Mr. MacFarlan, Mr. Lambeth and Mr. Lay's combined retirement income from the Pension Plan and the SERP will be an amount equal to his Pension Plan benefit calculated (a) without regard to the annual compensation limitation imposed by the Code or ERISA, (b) without regard to his participation in the Deferred Compensation Plan or the Executive Deferred Savings Plan, and (c) on the basis of the average of the highest three years of his salary and bonus compensation during the five-year period immediately preceding retirement.

     SERP benefits will become funded upon a "Change in Control" of VF, as defined in the Change in Control Agreements described below. In this regard, VF has established a trust with UMB Bank, N.A., as Trustee (the "SERP Trust"). The SERP Trust may be funded by VF at any time to secure payment of certain SERP benefits not otherwise paid by VF. Upon a Change in Control, VF is required to fund the SERP Trust, which becomes irrevocable.

     Had there been a Change in Control as of March 7, 2000, the estimated annual benefits vested under the SERP and payable beginning at age 65 for each of the named executive officers would have been as follows: Mr.
McDonald -- $977,000; Mr. Schamberger -- $247,000; Mr. MacFarlan -- $205,000;
Mr. Lambeth -- $255,000; and Mr. Lay -- $207,000.

CHANGE IN CONTROL ARRANGEMENTS

CHANGE IN CONTROL AGREEMENTS
     VF has entered into Change in Control Agreements with certain of its executives (the "Agreements"). The Agreements provide severance benefits to the designated executives in the event their employment is terminated within a specified period after a "Change in Control" of VF, as such term is defined in the Agreements.

     The Agreements generally have a term of three years with automatic annual extensions. The Agreements may be terminated, subject to the limitations outlined below, by VF upon notice to the executive and are automatically terminated if the executive's employment with VF ceases. VF may not terminate the Agreements (a) if it has knowledge that any third person has taken steps or has announced an intention to take steps reasonably calculated to effect a Change in Control or (b) within a specified period of time after a Change in Control occurs. Severance benefits payable to the executive officers named in this proxy statement include the lump sum payment of an amount equal to 2.99 times the executive's average annual compensation for the five taxable years ending prior to the date on which a Change in Control of VF occurred.

     There are no limitations on the total payments to be made to an executive in the event of termination of employment upon a Change in Control to prevent such payments from constituting excess "parachute payments" (as that term is defined in the Code). Executives also receive additional payments under the Agreements to reimburse them for any increased taxes, penalties and interest resulting from severance payments under the Agreements by reason of such payments being treated as excess parachute payments.

     In addition, the Agreements also provide for funding of the severance benefits payable upon a Change in Control. In this regard, VF has established a Trust with UMB Bank, N.A., as Trustee (the "CIC Trust"). Upon a Change in Control, VF will fund the CIC Trust in an amount equal to the severance benefits payable under the Agreements. The CIC Trust secures payment to the executives of severance benefits payable under the Agreements to the extent not paid by VF. (Also see Future Remuneration -- Supplemental Executive Retirement Plan.)

     Had there been a Change in Control as of March 7, 2000, approximate payments under the Agreements upon severance of the named executive officers would have been as follows (excluding applicable reimbursements for increased taxes, penalties and interest, if any): Mr. McDonald -- $5,761,000; Mr. Schamberger -- $2,969,000; Mr. MacFarlan -- $2,648,000; Mr.
Lambeth -- $2,038,000; and Mr. Lay -- $2,017,000.

     Under the terms of the Agreements, the executives also would be entitled to supplemental benefits, such as accelerated rights to exercise stock options, accelerated lapse of restrictions on restricted stock and restricted stock units, lump sum payments under the VF SERP, continued life and medical insurance for specified periods after termination, entitlements under retirement plans and a lump sum payment upon attaining retirement age. Upon a Change in Control, VF also will pay all reasonable legal fees and related expenses incurred by the executives as a result of the termination of their employment or in obtaining or enforcing any right or benefit provided by the Agreements.

DEFERRED SAVINGS PLANS

     VF maintains an Executive Deferred Savings Plan (the "EDS Plan"), which is an unfunded, non-qualified deferred compensation arrangement for a select group of management and highly compensated employees of VF and certain of its subsidiaries.

     The EDS Plan permits an eligible employee to defer the receipt of a specified portion of his or her compensation until the date of retirement, disability, death or termination of employment. VF matches 50% of the first $20,000 deferred annually by each participant. Upon a Change in Control of VF, matching contributions become fully vested and VF is required to fully fund the amount accrued for each employee.

     The named executive officers participate in the leveraged Employee Stock Ownership Plan (the "ESOP") feature of the VF Tax-Advantaged Savings Plan for Salaried Employees (the "TAS Plan"). The TAS Plan provides that upon a Change in Control of VF, VF immediately will make a contribution to the TAS Plan in an amount sufficient to repay the balance of all outstanding "Acquisition Loans" used by the ESOP to purchase Series B Stock, and unallocated shares of Series B Stock will be allocated to participants' accounts in proportion to their compensation. At December 31, 1999, 462,052 shares were unallocated under the ESOP.

                               PERFORMANCE GRAPH

     The following graph compares VF's performance, as measured by the change in price of its Common Stock, plus reinvested dividends, with the Standard & Poor's ("S&P") 500 stock index and the S&P Textile (Apparel Manufacturers) stock index for the five years ended December 31, 1999.

                                                           VFC                       S&P 500                   S&P TEXTILE
                                                           ---                       -------                   -----------
1994                                                     100.00                      100.00                      100.00
1995                                                     111.36                      137.58                      112.31
1996                                                     145.97                      169.17                      154.30
1997                                                     204.88                      225.60                      166.40
1998                                                     210.16                      290.08                      144.00
1999                                                     137.68                      351.12                      107.47

OVER A FIVE-YEAR PERIOD, VF'S TOTAL RETURN OF 37.68% COMPARES WITH 251.12% AND 7.47% FOR THE S&P 500 AND S&P TEXTILE (APPAREL MANUFACTURERS) INDICES, RESPECTIVELY.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

CERTAIN BENEFICIAL OWNERS

     Shown below are persons known by VF to have voting power and/or dispositive power over more than 5% of its Common Stock or Series B Stock, as well as certain other information, all as of March 7, 2000, except as otherwise indicated in the footnotes below.

------------------------------------------------------------------------------------------------
                      BENEFICIAL OWNER                              AMOUNT OF           PERCENT
                  AND NATURE OF OWNERSHIP                    BENEFICIAL OWNERSHIP(1)    OF CLASS
------------------------------------------------------------------------------------------------
                                          Common Stock
Ursula F. Fairbairn, M. Rust Sharp and PNC Bank, N.A., P.O.
Box 7648, Philadelphia, PA 19101, as Trustees under Deeds of
Trust dated August 21, 1951(2 3 4)..........................    13,945,336 shares        12.1%
Ursula F. Fairbairn, M. Rust Sharp and PNC Bank, N.A., P.O.
Box 7648, Philadelphia, PA 19101, as Trustees under the Will
of John E. Barbey, deceased(2 3 4)..........................     8,977,952 shares         7.8%
                                                                -----------------
               Total........................................    22,923,288 shares        19.9%
Sanford C. Bernstein & Co., Inc. 767 Fifth Avenue New York,
NY 10153(5).................................................    13,417,743 shares        11.7%
Capital Group International, Inc. 11100 Santa Monica
Boulevard Los Angeles, CA 90025(6)..........................     9,646,060 shares         8.4%
                           Series B ESOP Convertible Preferred Stock
Fidelity Management Trust Company, 82 Devonshire Street,
H11D, Boston, MA 02109-3614, as Trustee of VF's
Tax-Advantaged Savings Plan for Salaried Employees..........     1,669,444 shares         100%
------------------------------------------------------------------------------------------------

(1) None of the shares in this column is known to be a share with respect to which any of the listed owners has the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the 1934 Act.

(2) Mrs. Fairbairn and Mr. Sharp are directors of VF.

(3) Present life tenants and remaindermen under the Will are various. All present life tenants and all or most future life tenants and/or remaindermen under the Deeds of Trust are, or will be, descendants of John E. Barbey. No individual life tenant or remainderman may, within 60 days, attain beneficial ownership, as specified in Rule 13d-3(d)(1) under the 1934 Act, which exceeds 5% of the outstanding shares.

(4) Including shares in the above table, PNC Bank, N.A. and its affiliates held a total of 23,091,694 shares (20.1%) of the class outstanding of the VF Common Stock in various trust and agency accounts on December 31, 1999. As to all such shares, the Bank and its affiliates had sole voting power over 159,722 shares, shared voting power over 22,931,022 shares, sole dispositive power over 33,836 shares and shared dispositive power over 22,975,822 shares.

(5) The information in the above table concerning Sanford C. Bernstein & Co., Inc., a registered investment advisor/broker dealer, was obtained from a
    Schedule 13G filed with the Securities and Exchange Commission on February 8, 2000. At December 31, 1999, Sanford C. Bernstein & Co., Inc. had sole voting power over 6,676,373 shares, shared voting power over 1,488,199 shares and sole dispositive power over 13,417,743 shares.

(6) The information in the above table concerning Capital Group International, Inc., the parent company of five investment management companies, was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2000. At December 31, 1999, Capital Group International, Inc. had sole voting power over 8,975,960 shares and sole dispositive power over 9,646,060 shares.

COMMON STOCK OWNERSHIP OF MANAGEMENT

     The following table reflects, as of March 7, 2000, the total beneficial ownership of VF Common Stock by each director and nominee for director, and each executive officer, and by all directors and executive officers as a group. Each named individual and all members of the group exercise sole voting and dispositive power, except as indicated in the footnotes. Share ownership of Mrs. Fairbairn and Mr. Sharp includes 22,923,288 shares reported under Certain Beneficial Owners, as to which they share voting and dispositive power with PNC Bank, N.A., as Trustees (see page 19).

                                                                 TOTAL SHARES
                  NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED (1 2 3 4)
------------------------------------------------------------------------------------------
Directors & Nominee:
  Erskine B. Bowles.........................................           5,206
  Robert D. Buzzell.........................................          20,200
  Edward E. Crutchfield.....................................          35,034
  Ursula F. Fairbairn.......................................      22,950,104
  Barbara S. Feigin.........................................          35,662
  George Fellows............................................          10,600
  Daniel R. Hesse...........................................              78
  Robert J. Hurst...........................................          32,551
  W. Alan McCollough........................................              --
  M. Rust Sharp.............................................      22,948,814
  L. Dudley Walker..........................................          64,600

Named Executive Officers:
  Mackey J. McDonald........................................         935,038(5)
  John P. Schamberger.......................................         238,223(6)
  Daniel G. MacFarlan.......................................         206,112(6)
  Timothy A. Lambeth........................................         230,698
  Terry L. Lay..............................................         144,497
All Directors and Executive Officers
  as a Group (20 persons)...................................      25,224,961
------------------------------------------------------------------------------------------

(1) Shares owned include shares held in trusts as of December 31, 1999 in connection with employee benefit plans, as to which the following participants share voting power but have no present dispositive power: Mr. McDonald -- 23,509 shares; Mr. MacFarlan -- 9,494 shares; Mr. Lay -- 1,257; and all directors and executive officers as a group -- 42,869 shares. Does not include shares of Series B Stock held in trust in connection with an employee benefit plan, as to which participants also share voting power but have no present dispositive power (and no power to direct conversion into Common Stock), as follows: Mr. McDonald -- 220 shares; Mr. Schamberger -- 336 shares; Mr. MacFarlan -- 292 shares; Mr. Lambeth -- 322 shares; Mr.
    Lay -- 312 shares; and all executive officers as a group -- 2,382 shares. Shares owned also include shares held as of December 31, 1999 in trust in connection with employee benefit plans, as to which the following participants have no dispositive power and shared voting power: Mr. McDonald -- 1,142 shares; Mr. Lay -- 1,048 shares; and Mr.
    MacFarlan -- 6,419 shares; and all executive officers as a group -- 10,653 shares. Shares owned also include shares held in a trust in connection with the VF Deferred Savings Plan for Non-Employee Directors as to which the following directors have shared voting power but do not have dispositive power: Mr. Bowles -- 206 shares; Mrs. Fairbairn -- 2,843 shares; Mrs. Feigin -- 1,862 shares; Mr. Hesse -- 78 shares; Mr. Hurst -- 5,551 shares; and Mr. Sharp -- 1,326 shares.

(2) Shares owned also include the following number of stock options that are exercisable as of March 7, 2000, or within 60 days thereafter: Mr. McDonald -- 846,000; Mr. Schamberger -- 208,000; Mr. MacFarlan -- 176,000; Mr. Lambeth -- 202,000; Mr. Lay -- 140,000; Mr. Buzzell -- 18,600; Mr.
    Crutchfield -- 9,600; Mrs. Fairbairn -- 22,200; Mrs. Feigin -- 30,000; Mr. Fellows -- 9,600; Mr. Hurst -- 22,200; Mr. Sharp -- 22,200; and Mr.
    Walker -- 9,600.

(3) Other than Mrs. Fairbairn and Mr. Sharp, who are deemed to beneficially own 19.9% of the Common Stock outstanding, the percentage of shares owned beneficially by each named person does not exceed 1% of the Common Stock outstanding. The percentage of shares owned beneficially by all directors and executive officers as a group was 22% of the Common Stock outstanding.

(4) Shares owned include units of VF Common Stock equivalents that are deferred under the VF Stock Compensation Plan, as follows: Mr. McDonald -- 6,667; Mr. Schamberger -- 2,648; Mr. Lambeth -- 2,192; and Mr. Lay -- 2,192. These units are fully vested and will be paid out in shares of Common Stock upon expiration of the deferral period, including upon certain types of termination of service. Holders of these units do not have current voting or dispositive power with respect to the shares deliverable in settlement of these units.

(5) Mr. McDonald is also a Director. Shares owned include 42,389 shares of restricted stock over which Mr. McDonald holds voting power but not dispositive power.

(6) Includes 12,489 shares of restricted stock over which the officer holds voting power but not dispositive power.

                            INDEPENDENT ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors has approved the selection of the firm of PricewaterhouseCoopers LLP to serve as VF's independent accountants for the current fiscal year. One or more representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders to make a statement if they desire to do so and to be available to respond to appropriate questions.

                               OTHER INFORMATION

OTHER MATTERS

     The Board of Directors does not know of any other matter that is intended to be brought before the Meeting, but if any other matter is presented, the persons named in the enclosed proxy intend to vote the same according to their best judgment. At February 1, 2000, VF had not received notice of any matter to be presented at the Meeting other than as described in this proxy statement.

     The enclosed proxy may be revoked by a later-dated proxy, by giving notice to the Secretary of VF in writing prior to the Meeting, by personal notification at the Meeting prior to the voting, or through Internet or telephone voting. Your latest Internet or telephone vote is the one that is counted.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the 1934 Act requires directors and certain officers of VF, as well as persons who own more than 10% of a registered class of VF's equity securities ("Reporting Persons"), to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. VF believes that during the preceding year all Reporting Persons timely complied with all filing requirements applicable to them.

EXPENSES OF SOLICITATION

     VF will bear the cost of this proxy solicitation. In addition to the use of mail, proxies may be solicited in person or by telephone by VF employees without additional compensation. VF has engaged D.F. King & Co., Inc. to solicit proxies in connection with the proxy statement, and employees of that company are expected to solicit proxies in person, by telephone and by mail. The anticipated cost to VF of such solicitation is approximately $10,000, plus expenses. VF will reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses incurred in sending proxy material to principals and obtaining their proxies.

2001 SHAREHOLDER PROPOSALS

     In order for shareholder proposals for the 2001 Annual Meeting of Shareholders to be eligible for inclusion in VF's proxy statement, they must be received by VF at its principal office in Greensboro, North Carolina on or before November 23, 2000. In order for shareholder proposals that are not intended to be included in VF's proxy statement but which are to be presented at the 2001 Annual Meeting of Shareholders to be timely, VF must receive notice of such at its principal office in Greensboro, North Carolina on or before February 7, 2001.

                                             By Order of the Board of Directors

                                                    Candace S. Cummings
                                            Vice President -- Administration,
                                              General Counsel and Secretary

Dated: March 23, 2000

                   PROXY SOLICITATION/VOTING INSTRUCTION CARD

                                 VF CORPORATION

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                        ANNUAL MEETING ON APRIL 25, 2000

      The undersigned hereby appoints M.J. McDonald and C.S. Cummings, and each P of them acting individually, proxies of the undersigned, with full power R of substitution, to represent and vote, as directed on the reverse side of O this card, all shares of Common Stock of VF Corporation held of record by X the undersigned on March 7, 2000, at the Annual Meeting of Shareholders of Y VF Corporation to be held on April 25, 2000, and at any adjournments thereof, and, in their discretion, upon such other matters not specified as may come before said meeting. The undersigned hereby revokes any prior proxies.

ELECTION OF DIRECTORS                            Change of Address and Comments

Nominees:                                        -------------------------------

   For a 3-year term: 01 Erskine B. Bowles       -------------------------------
                      02 Robert J. Hurst
                      03 W. Alan McCollough      -------------------------------
                      04 M. Rust Sharp
                                                 -------------------------------
                                        (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

You are encouraged to specify your choice by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors recommendations.

UNLESS YOU VOTE BY TELEPHONE, INTERNET, OR BY SIGNING AND RETURNING THIS CARD, The proxies cannot vote your shares.

                                                           CONTINUED AND
                                                            TO BE SIGNED
                                                          ON REVERSE SIDE

--------------------------------------------------------------------------------
                           [ ] FOLD AND DETACH [ ]

     VOTING INSTRUCTIONS FOR THE VF CORPORATION TAX-ADVANTAGED SAVINGS PLAN
                FOR SALARIED EMPLOYEES (THE "SALARIED 401(K)"):

This card constitutes voting instructions to Fidelity Management Trust Company, the Trustee for the Salaried 401(k), to vote in person or by proxy any shares of Common Stock and Series B ESOP Convertible Preferred Stock allocated to the undersigned as of March 7, 2000 under the Salaried 401(k), at the Annual Meeting of Shareholders of VF Corporation to be held on April 25, 2000, and also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock and Series B ESOP Convertible Preferred Stock in the Salaried 401(k) for which no instruction card has been received from other participants. If you do not return this card, the Trustee will vote any shares allocated to you in the same proportion as the shares for which instructions
were  received  from  other   participants  in  the  Salaried   401(k).

   VOTING INSTRUCTIONS FOR THE VF CORPORATION TAX-ADVANTAGED SAVINGS PLAN FOR HOURLY EMPLOYEES (THE "HOURLY 401(K)") AND/OR THE BLUE BELL SAVINGS, PROFIT
             SHARING AND RETIREMENT PLAN (THE "BLUE BELL 401(K)"):

This card constitutes voting instructions to Fidelity Management Trust Company, the Trustee for the Hourly 401(k) and for the Blue Bell 401(k), to vote in person or by proxy any shares of Common Stock allocated to the undersigned as of March 7, 2000 under the Hourly 401(k) and/or the Blue Bell 401(k), at the Annual Meeting of Shareholders of VF Corporation to be held on April 25, 2000, and at any adjournments thereof, and also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock in the Hourly 401(k) and/or the Blue Bell 401(k), as the case may be, for which no instruction card has been received from other participants. If you do not return this card, the Trustee will vote any shares allocated to you in either plan in the same proportion as the shares for which instructions were received from other participants in such plan.

    VOTING REQUEST FOR THE VF EXECUTIVE DEFERRED SAVINGS PLAN (THE "EDSP"):

This card  constitutes  a voting  request  to the VF  Corporation  Pension  Plan
Committee (the "Committee"), Administrator of the EDSP to vote the VF Corporation shares held by the trustee of the grantor trust relating to the EDSP and credited to the participant's EDSP account as of March 7, 2000, at the Annual Meeting of Shareholders to be held on April 25, 2000, and at any adjournments thereof, with the understanding that the Committee, pursuant to its discretionary powers under the EDSP, may reject this request and direct that the shares be voted in a contrary manner.

                                                             SEE REVERSE
                                                                SIDE
x Please mark your                              0570
vote as in this
example.

SHARES SUBJECT TO THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED IN THE MANNER INDICATED BELOW, WHEN THE CARD IS PROPERLY EXECUTED AND RETURNED. IF NO INDICATION IS MADE, SUCH SHARES WILL BE VOTED FOR ELECTION OF ALL NOMINEES AS DIRECTORS. FOR PARTICIPANTS IN VF CORPORATION EMPLOYEE BENEFIT PLANS: THIS CARD WILL BE TREATED AS VOTING INSTRUCTIONS TO THE PLAN TRUSTEES OR ADMINISTRATOR, AS EXPLAINED ON THE DETACHABLE PORTION OF THE CARD.

                  Directors recommend a vote FOR all nominees.

                  FOR   WITHHELD
1. Election of    [ ]      [ ]    I will attend the meeting. [ ]  Change of [ ]
   Directors.                                                     address/
                                                                  comments

For, except vote withheld from the following nominee(s):

--------------------------------------------------------


                              Please sign, date and return your proxy promptly in the enclosed envelope. No postage required if mailed in the United States.

                              NOTE: Please sign name(s) exactly as printed hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                              --------------------------------------------------

                              --------------------------------------------------
                                SIGNATURE(S)                            DATE

--------------------------------------------------------------------------------
      [ ] FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY/ [ ]
                        VOTING INSTRUCTION CARD BY MAIL



[logo omitted]

Dear Shareholder:

     VF Corporation encourages you to take advantage of one of the new and convenient ways to vote your shares. You can vote shares 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. To vote your shares by telephone or the Internet, you must use the control number printed in the box above, just below the perforation. The control number must be used to access the system. YOUR INTERNET OR TELEPHONE VOTE MUST BE RECEIVED BY 11:59 P.M., EASTERN DAYLIGHT TIME, ON APRIL 24, 2000.

1. To vote on the Internet, go to the web site http://www.eproxyvote.com/vfc.

2. To vote over the telephone, dial 1-877-PRXVOTE (1-877-779-8683). Outside of the U.S. and Canada, shareholders should call 1-201-536-8073.

     Your telephone or Internet vote authorizes the proxies named on the above proxy/voting instruction card in the same manner as if you had marked, signed, dated, and returned the proxy/voting instruction card. IF YOU CHOOSE TO VOTE TELEPHONICALLY OR THROUGH THE INTERNET, THERE IS NO NEED TO MAIL BACK YOUR PROXY/VOTING INSTRUCTION CARD.

                 YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

                                 VOTING REQUEST

TO:      VF CORPORATION PENSION PLAN COMMITTEE (THE "COMMITTEE")
         ADMINISTRATOR OF THE VF DEFERRED SAVINGS PLAN FOR NON-EMPLOYEE DIRECTORS (THE "PLAN")

         As a participant in the Plan with certain Deferrals being credited with gains and losses as if invested in the VF Corporation Common Stock Fund, and in accordance with the Committee's procedures permitting each such participant the right to request that the VF shares held by the trustee of the grantor trust relating to the Plan and credited to the participant's Plan account at the record date be voted in a specific manner, I hereby request that my VF shares so credited be voted, in person or by proxy, in the manner shown below:

ELECTION OF DIRECTORS

         THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS.

         Nominees:         For a 3-year term:
                           Erskine B. Bowles; W. Alan McCollough; Robert J.
                           Hurst; M. Rust Sharp

     [   ]  VOTE FOR all nominees listed above,      [   ]  VOTE WITHHELD
            except vote withheld from individual            from all nominees
            nominees as follows:

            ______________________________

            ______________________________

I understand that if I return this form properly signed but do not otherwise specify my choices, this will be deemed to be a request to vote FOR the Election of Directors. I further understand that this Committee, pursuant to its discretionary powers under the Plan, may reject this request and direct the trustee to vote the shares in a contrary manner.

         Signature of Participant:

         _________________________
         Dated: ____________, 2000

                                                  PLEASE SIGN, DATE AND RETURN
                                                  THESE INSTRUCTIONS PROMPTLY
         IMPORTANT:  Please sign and date         IN THE ENCLOSED ENVELOPE.  NO
         these instructions exactly as your       POSTAGE REQUIRED IF MAILED IN
         name appears  hereon.                    THE UNITED STATES.